Exhibit (a)(1)(E)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
WILD OATS MARKETS, INC.
at
$18.50 Net Per Share
by
WFMI Merger Co.
a wholly-owned subsidiary of
Whole Foods Market, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MARCH 27, 2007, UNLESS THE OFFER IS EXTENDED.

February 27, 2007

To Our Clients:

Enclosed for your information are the Offer to Purchase, dated February 27, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (collectively, as each may be amended or supplemented from time to time, the “Offer”), relating to the offer by WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation (“WFM”), to purchase all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, “Shares”), of Wild Oats Markets, Inc., a Delaware corporation (“Wild Oats”), at a price of $18.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Also enclosed is a letter to stockholders of Wild Oats from the President and Chief Executive Officer of Wild Oats, accompanied by Wild Oats’ Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.     The offer price is $18.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.     The Offer is being made for all outstanding Shares.

3.     The Offer is being made pursuant to the Agreement and Plan of Merger, dated February 21, 2007 (the “Merger Agreement”), among Purchaser, Wild Oats, and WFM, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Wild Oats, with Wild Oats as the surviving corporation (the “Merger”), and each issued and outstanding Share (other than Shares held in the treasury of  Wild Oats, owned by WFM, Purchaser or any wholly-owned subsidiary of WFM or Wild Oats, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any required withholding taxes, upon the surrender of the certificate formerly representing such Share.

4.     The Wild Oats board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to and in the best interests of the holders of Shares. The Wild Oats board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

5.     The Offer is not subject to any financing condition, but the Offer is subject to certain other conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares (including the Shares subject to the Tender Agreement (as defined on the cover page of the Offer to Purchase)) which, together with the number of shares, if any,  then beneficially owned by WFM, Purchaser and any subsidiary or affiliate of WFM or Purchaser, taken as a whole, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding together with all Shares (if any) which Wild Oats would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then exercisable, other than potential dilution attributable to the preferred stock purchase rights associated with the Shares on the date Shares are accepted for payment (the “Minimum Tender Condition”)), and (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated. The Offer is also subject to certain other terms and conditions. See Section 13 of the Offer to Purchase.

6.     The initial offering period of the Offer and withdrawal rights will expire at the Expiration Date (as defined in Section 1 of the Offer to Purchase).

7.     Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us in the enclosed envelope the Instruction Form set forth on the reverse. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth on the reverse.

Payment for Shares will be in all cases made only after such Shares are accepted by Purchaser for payment pursuant to the Offer and the timely receipt by Computershare Trust Company, N.A. (the “Depositary”), of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
WILD OATS MARKETS, INC.
at
$18.50 Net Per Share
by
WFMI Merger Co.
a wholly-owned subsidiary of
Whole Foods Market, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated February 27, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”), in connection with the offer by WFMI Merger Co., a Delaware corporation (“Purchaser”) and wholly-owned subsidiary of Whole Foods Market, Inc., a Texas corporation, to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, “Shares”), of Wild Oats Markets, Inc., a Delaware corporation, at a price of $18.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and conditions set forth in the Offer.

This will instruct you to tender the number of Shares indicated on the reverse (or if no number is indicated on the reverse, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on my behalf to the Depositary for the Offer will be determined by Purchaser (which may delegate power in whole or in part to the Depositary for the Offer) and such determination shall be final and binding.

Dated:                                        , 2007

Number of Shares to Be Tendered: Shares*

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Account Number:	Signature(s):

Dated:	, 2007

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* Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.

Please return this form to the brokerage firm or other nominee maintaining your account.